EXHIBIT 8.1

+1 212 230 8800 (t)

+1 212 230 8888 (f)

wilmerhale.com

November 29, 2016

Nabriva Therapeutics AG

Leberstrasse 20

1110 Vienna

Austria

Re: Nabriva Therapeutics AG

Ladies and Gentlemen:

In connection with the rights offering (the “Offering”) for no par value common shares (auf Namen lautende Stückaktien), with a notional nominal value of €1.00 per common share (the “Common Shares”) represented by American Depositary Shares (the “ADSs”), of Nabriva Therapeutics AG (the “Company”), pursuant to the prospectus supplement (the “Prospectus Supplement”) to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 21, 2016 (File No. 333-214197), you have requested our opinion concerning the statements in the Prospectus Supplement under the heading “Taxation—Taxation in the United States.”

In connection with rendering the opinion set forth below, we have examined and relied on the Prospectus Supplement and such other documents as we have deemed necessary or relevant as a basis for the opinion set forth below.  We have not independently verified any factual matters.

For purposes of rendering our opinion, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of all signatures and the legal capacity of all persons executing all instruments or documents examined or relied on by us.

Our opinion is based upon the relevant provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions and administrative determinations, all as in effect on the date of this opinion and all of which are subject to change at any time (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  We undertake no obligation to update or supplement this opinion to reflect any changes of law or fact.

Our opinion is not binding upon the U.S. Internal Revenue Service (the “IRS”) or any court.  Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

On the basis of and subject to the foregoing and in reliance on the assumptions described above, subject to the limitations set forth in the Prospectus Supplement, the statements of law or legal conclusions in the Prospectus Supplement under the heading “Taxation—Taxation in the United States” constitute the opinion of Wilmer Cutler Pickering Hale and Dorr LLP as to the material United States federal income tax consequences of the acquisition, ownership and disposition of (i) the rights being offered in the Offering and (ii) Common Shares and ADSs acquired by exercise of such rights.

This opinion is limited to the matters of federal income tax law of the United States set forth in the Prospectus Supplement, and we express no opinion with respect to any other federal, state, local or foreign tax issues, consequences or matters related to the acquisition, ownership and disposition of the Common Shares and ADSs.

This opinion is furnished to you solely in connection with the Prospectus Supplement and may not be relied upon by anyone else or used for any other purpose without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities laws.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Prospectus Supplement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Prospectus Supplement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Richard E. Andersen
Richard E. Andersen, Partner